UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED, a Pennsylvania corporation will be held in the 11th Floor Conference Center of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022, on Wednesday, August 29, 2007, at 10:00 A.M. (local time), for the following purposes:

(1)	To elect eight directors of the Company to serve for a term of one year;

(2)	To ratify the appointment of Radin, Glass & Co., LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2008; and

(3)	To consider and act upon such other matters as may properly come before the meeting.

Only shareholders of record at the close of business on July 9, 2007 are entitled to vote at the meeting.

Please fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and mail it promptly in the enclosed postage-paid envelope to make sure that your shares are represented at the meeting. If you attend the meeting in person, you may, if you desire, revoke your proxy and choose to vote in person even if you had previously sent in your proxy card.

By order of the Board of Directors,

ARNOLD D. LEVITT,
Secretary

Burlington, New Jersey

July 27, 2007

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

August 29, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED to be used at the annual meeting of shareholders of the Company which will be held in the 11th Floor Conference Center of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022, on Wednesday, August 29, 2007, at 10:00 A.M. (local time), and at any adjournments thereof. All references in this Proxy Statement to the “Company”, “we”, “us”, and “our” refer to Franklin Electronic Publishers, Incorporated.

Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein, but if no direction is given, such shares will be voted FOR the election of the named director nominees and FOR the ratification of the appointment of Radin, Glass & Co., LLP. Shareholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the meeting for quorum purposes. The affirmative vote of (i) a plurality of the shares present at the meeting and entitled to vote on the subject matter is required to elect the director nominees to the Board of Directors and (ii) a majority of the shares present at the meeting and entitled to vote on the subject matter is required to ratify the selection of Radin, Glass & Co., LLP as the Company’s independent registered public accounting firm and approve any other business which may properly come before the meeting. Abstentions will count as a vote against the proposals, other than the election of directors. Broker “non-votes” are not counted in the tabulations of the votes cast on any of the proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. There are no proposals at this meeting which involve a broker “non-vote.”

The principal executive offices of the Company are located at One Franklin Plaza, Burlington, New Jersey 08016-4907. The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to shareholders is on or about July 30, 2007.

VOTING SECURITIES

There were outstanding on July 9, 2007, 8,220,421 shares of common stock, $.01 par value (Common Stock). Holders of Common Stock of record at the close of business on July 9, 2007 will be entitled to one vote for each share of Common Stock of the Company then held.

PROPOSAL 1 - ELECTION OF DIRECTORS

Eight directors will be elected at the meeting for a term of one year and until their respective successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting. Each proxy received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy. At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such person was selected as a director or nominee.

The Company’s Corporate Governance and Nominating Committee has reviewed the qualifications and independence of the nominees for director, and, with each member of the Committee abstaining as to himself, has recommended each of the other nominees for election to the Board of Directors.

Name of Nominee	Principal Occupation	Age	Year Became a Director
Edward H. Cohen	Counsel, Katten Muchin Rosenman LLP	68	1987
Barry J. Lipsky	President and Chief Executive Officer of the Company	56	1997
Leonard M. Lodish	Professor of Marketing, Wharton School of the University of Pennsylvania	63	1987
James Meister	Retired Executive, formerly President, Chief Executive Officer and Non-Executive Chairman, Kings Super Markets, Inc.	65	1996
Howard L. Morgan	President, Arca Group	61	1981
Jerry R. Schubel	President, Aquarium of the Pacific	71	1991
James H. Simons	Chairman of the Board, Renaissance Technologies Corp.	69	1983
William H. Turner	Dean, College of Business, Stony Brook University	67	1994

No family relationship exists between any director and executive officer of the Company.

Mr. Cohen is counsel to the law firm of Katten Muchin Rosenman LLP, with which he has been affiliated since 1963. He is a director of Phillips-Van Heusen Corporation, Gilman & Ciocia, Inc., Levcor International, Inc. and Merrimac Industries, Inc.

Mr. Lipsky joined the Company as Vice President in February 1985. He was elected Executive Vice President of the Company in 1997, Interim President and Chief Operating Officer in April 1999 and President and Chief Executive Officer of the Company in May 1999. Mr. Lipsky has been a Director or Managing Director of the Company’s Hong Kong subsidiary since its inception in 1985. Prior to joining the Company and from 1972, Mr. Lipsky was employed by Mura Corporation of Hicksville, New York, a designer and importer of consumer electronic products and custom components.

Dr. Lodish is the Samuel R. Harrell Professor of Marketing at the Wharton School of the University of Pennsylvania and since 2001, he has been the Vice Dean, Wharton West at the Wharton School. He has been a Professor of Marketing since 1976, and was Chairman of the Marketing Department of the Wharton School from 1984 to 1988 and 1992 to 1994. He is a director of J&J Snack Foods, Inc., a producer and marketer of specialty foods.

Mr. Meister retired in August 2004 after serving as the Non-Executive Chairman of Kings Super Markets, Inc., a food retailer owned by Marks & Spencer p.l.c, since October 2003. Prior to July 1998, Mr. Meister had been employed with Kings Super Markets, Inc. for twenty-four years. Mr. Meister was President and Chief Executive Officer of Kings Super Markets, Inc. from 1988 until July 1998.

Dr. Morgan is, and for more than the past five years has been, President of Arca Group, Inc., a consulting and investment management firm, and since January 1999 has been a director of and consultant to Idealab, which creates and operates internet companies. Since 2005, he has been a director of First Round Capital, a venture investment firm. Dr. Morgan was Professor of Decision Sciences at the Wharton School of the University of Pennsylvania from 1972 through 1986. He is a director of Unitronix Corp., a mining technology and exploration company.

Dr. Schubel became President and Chief Executive Officer of the Aquarium of the Pacific in Long Beach, California in June 2002. Prior to that he was President and Chief Executive Officer of the New England Aquarium from 1994 to 2001, and Dean and Director of the Marine Sciences Research Center of the State University of New York at Stony Brook from 1974 to 1994. He is a director of the International Resources Group and Institute for Learning Innovation.

Dr. Simons has been Chairman of the Board and President of Renaissance Technologies Corp. since 1982. He served as Chairman of the Board of the Company from 1997 to 2005. Dr. Simons is a director of the Paul Simons Foundation, The Simons Foundation, and Math for America Foundation.

Mr. Turner has been the Dean of the College of Business of Stony Brook University since January 2004. Mr. Turner was Senior Partner of Summus Ltd., a consulting firm, from October 2002 to December 2003. Mr. Turner retired as Chairman of PNC Bank, New Jersey in September 2002 after joining the bank as President in August, 1997. He served as President and

Co-Chief Executive Officer of the Company from October 1, 1996 to August 1997. Prior to joining the Company, he was Vice Chairman of The Chase Manhattan Bank. For more than the prior thirty years, Mr. Turner held a variety of positions at Chemical Banking Corporation prior to its merger with Chase Manhattan Bank. Mr. Turner is a director of Standard Motor Products, Inc., a manufacturer of automotive replacement products, Volt Information Sciences, Inc., a provider of varied equipment and services to the telecommunications and print media industries, New Jersey Resources Corporation, a provider of energy services, and Ameriprise Financial Services.

Independence of Directors

As required by the listing standards of the American Stock Exchange (AMEX), a majority of the members of the Company’s Board must qualify as “independent,” as affirmatively determined by the Company’s Board. The Company’s Board determines director independence based on an analysis of such listing standards and all relevant securities and other laws and regulations regarding the definition of “independent”.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and us, our executive officers and our independent registered public accounting firm, the Board has affirmatively determined that a majority of the Company’s Board is comprised of independent directors. The Company’s independent directors pursuant to Section 121(A) of the AMEX listing standards are Drs. Morgan, Lodish, Simons and Schubel and Messrs. Cohen, Meister, and Turner.

Committees of the Board of Directors

The Board of Directors of the Company has three standing committees: an Audit Committee, a Stock Option and Compensation Committee and a Corporate Governance and Nominating Committee.

The Audit Committee currently consists of Dr. Morgan and Messrs. Meister and Cohen. Mr. Cohen serves as the chairman of the Audit Committee. All current members of the Audit Committee are independent as defined in Section 121(A) of the AMEX listing standards and Rule 10A-3 of Securities Exchange Act of 1934, as amended (the Exchange Act). The Audit Committee’s function is to provide assistance to the Board of Directors in fulfilling the Board’s oversight functions relating to the quality and integrity of the Company’s financial reports, monitor the Company’s financial reporting process and internal control system, and perform such other activities consistent with its charter and the Company’s By-laws as the Audit Committee or the Board of Directors deems appropriate. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the outside auditors (including resolution of disagreements between management of the Company and the outside auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Audit Committee must pre-approve all audit and non-audit services to be provided to the Company by its outside auditors. The Audit Committee carries out all functions required to be performed by it by AMEX, the Securities and Exchange Commission (the SEC) and the federal securities laws. The Board of Directors has determined that Dr. Morgan, in addition to being “independent”, qualifies as an “audit committee financial expert” as defined in Item 407 of Regulation S-K of the Exchange Act. During the fiscal year ended March 31, 2007, the Audit Committee met or acted by unanimous consent on eight occasions. The Audit Committee has adopted a written charter, a copy of which is available on the Company’s website at www.franklin.com.

Drs. Simons and Morgan and Mr. Meister currently serve on the Compensation Committee. Mr. Meister serves as the chairman of the Compensation Committee. All current members of the Compensation Committee are independent as defined in Section 121(A) of the AMEX listing standards. The Compensation Committee is charged with administering the Company’s 1988 Stock Option Plan, 1998 Stock Option Plan, as amended and restated, 2005 Stock Option Plan, a Restricted Stock Plan, as amended and restated, and the 2005 Restricted Stock Plan and setting the compensation levels, including salaries and bonuses, of the Chief Executive Officer and senior executives of the Company. The Compensation Committee met or acted by unanimous consent on five occasions during the fiscal year ended March 31, 2007. The Compensation Committee has adopted a written charter, a copy of which is available on the Company’s website at www.franklin.com.

The Corporate Governance and Nominating Committee currently consists of Drs. Morgan, Lodish and Schubel and Messrs. Cohen, Meister, and Turner. Each member of the Corporate Governance and Nominating Committee is independent as defined in Section 121(A) of the AMEX listing standards. Mr. Cohen serves as the chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for (1) identifying and recommending to the Board of Directors individuals qualified to become Board and Committee members; (2) maintaining that a majority of the Board of Directors members are independent and that all the members of the Audit, Compensation and the Corporate Governance and Nominating Committees are independent as required; (3) developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company; and (4) addressing corporate governance issues and recommending proposals and actions for the Board’s consideration. The Company has not paid any third party a fee to assist in the process of identifying and evaluating candidates for director. The Company has not received any nominees for director from a stockholder who owns more than 5% of the Company’s voting stock. During the fiscal year ended March 31, 2007, the Corporate Governance and Nominating Committee held, met or acted by unanimous consent on one occasion. The Corporate Governance and Nominating Committee has adopted a written charter, a copy of which is available on the Company’s website at www.franklin.com.

During the fiscal year ended March 31, 2007, the Board of Directors met or acted by unanimous consent on six occasions. Each director, other than James H. Simons, attended at least 75% of the aggregate number of meetings of the Board of Directors and of any Committees of the Board on which they served.

The Company does not have a policy on attendance by directors at the Company’s Annual Meeting. All of the current directors attended the Company’s 2006 Annual Meeting held on August 23, 2006.

Audit Committee Report

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls and disclosure controls and procedures. The independent registered public accounting firm audits the Company’s financial statements and expresses an opinion on the financial statements based on the audit. The Audit Committee oversees (i) the accounting and financial reporting processes of the Company and (ii) the audits of the financial statements of the Company on behalf of the Board. The Audit Committee operates under a written charter adopted by the Board which is available on the Company’s website at www.franklin.com.

The Audit Committee has met and held discussions with management and Radin, Glass & Co., LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements for the year ended March 31, 2007 were prepared in accordance with generally accepted accounting principles. We discussed the financial statements with both management and the independent registered public accounting firm. We also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for the audit. We met with the independent registered public accounting firm, with and without management, to discuss the results of their examination, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

We discussed with the independent registered public accounting firm the firm’s independence from the Company and management, including the independent registered public accounting firm’s written disclosures required by Independent Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board.

Based on the foregoing, we have recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007, for filing with the Securities and Exchange Commission.

Audit Committee

Edward H. Cohen, Chairman
Howard Morgan
James Meister

Nominations For The Board Of Directors

The Corporate Governance and Nominating Committee of the Board of Directors considers director candidates based upon a number of qualifications, including their independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. There are no specific, minimum or absolute criteria for Board membership. The Corporate Governance and Nominating Committee seeks directors who have demonstrated an ethical and successful career. This may include experience as a senior executive of a publicly traded corporation, management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited law or business school, experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization, or such other professional experience as the Corporate Governance and Nominating Committee shall determine shall qualify an individual for Board service. The Corporate Governance and Nominating Committee shall make every effort to ensure that the Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by AMEX and/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable. In addition, prior to nominating an existing director for re-election to the Board, the Corporate Governance and Nominating Committee considers and reviews such existing director’s Board and Committee attendance and performance, independence, experience, skills and the contributions that the existing director brings to the Board.

The Corporate Governance and Nominating Committee has not in the past relied upon third-party search firms to identify director candidates, but may employ such firms if so desired. The Corporate Governance and Nominating Committee generally relies upon, receives and reviews recommendations from a wide variety of contacts, including current executive officers, directors, community leaders, and shareholders as a source for potential director candidates. The Board retains complete independence in making nominations for election to the Board.

The Corporate Governance and Nominating Committee will consider qualified director candidates recommended by shareholders in compliance with the Company’s procedures and subject to applicable inquiries. The Corporate Governance and Nominating Committee’s evaluation of candidates recommended by shareholders does not differ materially from its evaluation of candidates recommended from other sources. Any shareholder may recommend nominees for director at least 120 calendar days prior to the date on which the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, by writing to the Secretary, Franklin Electronic Publishers, Incorporated, One Franklin Plaza, Burlington, NJ 08016, giving the name, Company stockholdings and contact information of the person making the nomination, the candidate’s name, address and other contact information, any direct or indirect holdings of the Company’s securities by the nominee, any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements, information regarding related party transactions with the Company, the nominee and/or the shareholder submitting the nomination, and any actual or potential conflicts of interest, the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and/or stock exchange requirements. All of these communications will be reviewed by our Secretary and forwarded to the Chair of the Corporate Governance and Nominating Committee, for further review and consideration in accordance with this policy. Any such shareholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

Code of Ethics

The Company has adopted a code of ethics that applies to the Company’s chief executive officer and chief financial officer, the Company’s principal executive officer and principal financial officer, respectively, and all of the Company’s other financial executives. The Company has also adopted a code of ethics applicable to all employees, officers and directors. The Company makes both codes of ethics available free of charge through the Company’s website, www.franklin.com. The Company will disclose on its website amendments to or waivers from the codes of ethics in accordance with all applicable laws and regulations.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Exchange Act and on representations from its executive officers, directors and persons who beneficially own more than 10% of the Common Stock, all filing requirements of such persons under Section 16(a) of the Exchange Act were complied with in a timely manner during the fiscal year ended March 31, 2007.

Shareholder Communications With The Board Of Directors

Any shareholder or other interested party who desires to communicate with the Company’s Chairman of the Board of Directors or any of the other members of the Board of Directors may do so by writing to: Board of Directors, c/o Chief Executive Officer, Franklin Electronic Publishers, Incorporated, One Franklin Plaza, Burlington, NJ 08016. Communications may also be addressed to the Chairman of the Board, an individual director, a Board Committee, the non-management directors or the full Board. Communications received by the Chief Executive Officer or Chairman of the Board will then be distributed to the appropriate directors unless they determine that the information submitted constitutes “spam,” pornographic material and/or communications offering to buy or sell products or services.

The Board of Directors unanimously recommends a vote FOR the election of the eight nominees to the Company’s Board of Directors. Proxies received in response to this solicitation will be voted FOR the election of the eight nominees to the Company’s Board of Directors unless otherwise specified in the proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Common Stock as of July 9, 2007 by (i) all those known by the Company to be the beneficial owners of more than five percent of the Common Stock, (ii) all directors and nominees for director, (iii) each present executive officer of the Company named in the Summary Compensation Table on page 19 hereof and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares listed as beneficially owned by such shareholder.

Name and Address of Beneficial Owner	Title	Amount and Nature of Beneficial Ownership		Percent of Class
Shining Sea Limited c/o Bermuda Trust Company Ltd. Trustee Compass Point, 9 Bermudian Road Hamilton HM11, Bermuda	Beneficial owner of 5% or more of Common Stock	1,684,638	(1)	20.5%

James H. Simons c/o Renaissance Technologies Corp. 800 Third Avenue New York, NY 10022	Director	537,394	(2)	6.5%

Marcy Lewis 11111 Biscayne Boulevard North Miami, FL 33181	Beneficial owner of 5% or more of Common Stock	669,900	(3)	8.1%

Dimensional Fund Advisors 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	Beneficial owner of 5% or more of Common Stock	455,243	(4)	5.5%

Barry J. Lipsky(5)	President, Chief Executive Officer and Director	606,441		6.9%

Howard L. Morgan (5)	Chairman of the Board of Directors	167,057	(6)	2.0%

Arnold D. Levitt (5)	Senior Vice President, Chief Financial Officer, Secretary and Treasurer	243,468		3.0%

Jerry R. Schubel (5)	Director	125,200		1.5%

Name and Address of Beneficial Owner	Title	Amount and Nature of Beneficial Ownership	Percent of Class
William H. Turner (5)	Director	128,371	1.5%
Leonard M. Lodish (5)	Director	119,057	1.4%
Edward H. Cohen (5)	Director	115,473	1.4%
James Meister (5)	Director	106,432	1.3%
Michael A. Crincoli (5)	Vice President, North American Operations	57,952	*
Walter Schillings (5)	Managing Director, European Operations	50,202	*
Matthew T. Baile (5)	Vice President, Product Development	12,500	*
All executive officers and directors as a group (12 persons)		2,294,547	23.1%

*	less than 1%

(1)	Held by Shining Sea Limited, a Bermuda company. Over 98% of Shining Sea Limited is owned by certain trusts created under the laws of Bermuda of which James H. Simons and members of his immediate family are beneficiaries. The trustee of such trusts is Bermuda Trust Company Ltd. Less than 2% of the Shining Sea Limited is owned by the Simons Foundation which has no voting rights with respect to such shares.

(2)	Includes 16,954 shares held by or for the benefit of members of Dr. Simons’ immediate family and 53 shares held by Renaissance Ventures Ltd., of which Dr. Simons is the chairman and sole shareholder. Does not include shares held by the Bermuda Trust Company, Ltd. Dr. Simons disclaims beneficial ownership of the shares held by the Bermuda Trust Company, Ltd.

(3)	Information as to shares of Common Stock owned by Marcy Lewis is as set forth in an amendment to Schedule 13G dated January 13, 2005 as filed with the SEC.

(4)	Information as to shares of Common Stock owned by Dimensional Fund Advisors is as of December 31, 2006 as set forth in an amendment to Schedule 13G dated February 2, 2007 as filed with the SEC.

(5)	The address of the directors and executive officers of the Company is Franklin Electronic Publishers, Incorporated, One Franklin Plaza, Burlington, New Jersey 08016.

(6)	Includes 5,250 shares held for the benefit of Dr. Morgan’s children.

The shares of Common Stock in the foregoing table have not been pledged or otherwise deposited as collateral, are not the subject matter of any voting trust or other similar agreement or are not the subject of any contract providing for the sale or other disposition of securities.

The foregoing table also includes shares of Common Stock which the following directors have the right to acquire within sixty days upon the exercise of stock options: Dr. Simons, 110,387 shares; Mr. Lipsky, 557,119 shares; Dr. Morgan, 127,807 shares; Mr. Cohen, 110,387 shares; Dr. Schubel, 110,387 shares; Mr. Turner, 105,371 shares; Dr. Lodish, 109,057 shares; and Mr. Meister 100,432 shares. The foregoing table also includes 354,122 shares which all executive officers who are not directors, as a group, have the right to acquire within sixty days upon the exercise of stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The law firm of Katten Muchin Rosenman LLP, of which Mr. Cohen is counsel, was engaged as our outside counsel for the fiscal year ended March 31, 2007 and will continue to be so engaged for the fiscal year ending March 31, 2008. Legal fees for services rendered by Katten Muchin Rosenman LLP to us during the fiscal year ended March 31, 2007, did not exceed 5% of the revenues of such firm for its most recent fiscal year. Mr. Cohen does not share in the fees paid by us to Katten Muchin Rosenman LLP and Mr. Cohen’s compensation is not based on such fees.

Related Party Transaction Procedures

The Board of Directors has assigned responsibility for reviewing related party transactions to our Audit Committee. The Board of Directors and the Audit Committee have adopted a written policy pursuant to which certain transactions between us or our subsidiaries and any of our directors or executive officers must be submitted to the Audit Committee for consideration prior to the consummation of the transaction as required by the rules of the SEC. The Audit Committee reports to the Board of Directors on all related party transactions considered. During the fiscal year ended March 31, 2007, no related party transactions were submitted to the Audit Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Compensation Committee has responsibility for evaluating and approving the compensation plans and policies for our Chief Executive Officer (the CEO) and our other executive officers named in the Summary Compensation Table (the Named Executive Officers). Our compensation policies and plans are designed to attract, retain and motivate highly qualified executives. Our Named Executive Officers are compensated through a combination of base salary, incentive bonus and equity ownership, which enables us to be competitive relative to alternatives potentially available to these individuals and to align each Named Executive Officer’s compensation with the long-term interests of our stockholders.

Objectives of Compensation Program

The primary focus of our executive compensation program has been, and will continue to be, to improve short term performance, achieve long-term sustainable growth in earnings and align the interests of our executive team with our stockholders. The compensation program was designed to provide the tools necessary to retain executives and, if necessary, hire executives with the skills needed to manage the Company to meet these goals and to retain them over the long-term.

In developing the programs, a key consideration was to have plans that were understandable, focused on stockholder objectives, quantitatively measurable while being competitive with the programs offered by other companies and other large organizations with which we compete for executive talent.

What Our Compensation Program is Designed to Reward

Our compensation philosophy is to focus on both annual improvement in earnings and the long-term growth objectives of the business. The plans are designed to reward the Named Executive Officers based upon both annual achievements and long term results reflected in the price of our Common Stock. Our compensation programs include cash compensation, designed to reward current financial performance, balanced with long-term stock based incentives designed to align the interests of our executive team with the interests of our stockholders. Regarding most compensation matters, including compensation for Named Executive Officers, our CEO provides recommendations to the Compensation Committee.

Role of Executive Officers in Determining Compensation

While the Compensation Committee is primarily responsible for the overall oversight of our executive compensation, the CEO does provide input and views with respect to compensation for the other Named Executive Officers. Our CEO and other executive officers participate in and will continue to participate in the compensation process providing input such as follows:

•	during the annual compensation review process, the CEO generally recommends to the Compensation Committee base salary increases and cash bonuses for the other Named Executive Officers;

•	the CEO provided input to the Compensation Committee with respect to equity grants to be made to our other executive officers;

•

other executive officers may be asked from time to time by the Compensation Committee to provide data about past practices, awards, costs and participation in various plans, as well as information about our annual and long-term goals, as requested by the Compensation Committee or the CEO; and

•	the Compensation Committee seeks the advice of members of management to set the agenda for Compensation Committee meetings.

The Compensation Committee believes that the CEO’s input is critical in determining the compensation of other Named Executive Officers because the CEO has day-to-day involvement with these executive officers and is in the best position to assess their performance, abilities, and contribution to our success. Therefore, in fiscal 2008, while the Compensation Committee will be primarily responsible for reviewing and making recommendations and determinations with respect to executive compensation, the CEO will continue to provide his input and recommendations to the Compensation Committee with respect to compensation for the other Named Executive Officers.

Elements of Our Compensation Plan and How It Relates to Our Objectives

Currently, our executive compensation program includes a combination of short-term compensation (salary and incentive bonus payment) and long-term compensation (equity incentive plan awards such as stock options) to achieve our goal of improving earnings and achieving long term sustainable growth in revenues and earnings which we believe constitutes alignment with stockholders interests. Base salary and incentive bonus payments are determined and paid annually and are designed to reward current performance. Equity incentive plan awards such as stock options are designed to reward longer term performance and promote retention of executive officers.

Short-Term Compensation

Base Salary. The Compensation Committee annually reviews and approves the base salaries of our Named Executive Officers based upon recommendations from our CEO. Increases are not preset and take into account the individual’s performance, responsibilities of the position, potential to contribute to the long term objectives of the Company, management skills, competitive data and future potential.

Salary planning includes guidelines set after considering competitive market data and current salary levels, as appropriate. At the end of the year, the CEO evaluates each Named Executive Officer’s performance in light of individual objectives. Financial results, as well as non-financial measures such as the magnitude of responsibility of the position, individual experience, and the Compensation Committee’s knowledge of compensation practices for comparable positions at other companies are considered. Base salary compensates each Named Executive Officer for the primary responsibilities of his position and is set at levels that we believe enable us to retain and attract talented management.

For fiscal 2008, Mr. Lipsky’s and Mr. Levitt’s annual base salaries, and Mr. Baile’s annual compensation remained unchanged from the annual base salary received for the fiscal year ended March 31, 2007. In fiscal 2008, the base salary increases over fiscal 2007 for the other Named Executive Officers ranged from 1.3% to 4.6%.

Increases in base salaries are generally determined by the performance of the operating division or function for which an executive is responsible. Consideration is given quantitatively to revenue and contribution margin of the division or function compared with budgeted and prior year performance. Consideration is also given to growth in market share, brand development within a particular market, customer relations, accuracy of product forecasts and overall operating efficiencies among other factors.

Annual Incentive Bonus Payments. Annual cash bonuses are an important component of our compensation program for executive officers and are designed to reward current performance. The Company’s bonus plans have been used to provide incentives for our executive officers by tying profitability to an annual cash bonus distribution. The Company’s bonus plans are intended to focus our executive officers’ attention on short-term or annual business results and to award a bonus to certain executives each year based on their contributions to the profits of the Company. Under our Senior Executive Bonus Plan, annual incentive bonus payments are approved by the Compensation Committee and paid in cash within 120 days of each year-end based on performance for the prior fiscal year. For the 2007 fiscal year, Messrs. Lipsky, Levitt and Baile were eligible to participate in our Senior Executive Bonus Plan.

In addition, other Named Executive Officers, primarily those having divisional P&L responsibility are eligible to participate in our Short-Term Incentive Plan. Annual incentive bonus payments are approved by Mr. Lipsky and paid in cash within 120 days of each year-end based on performance measures of the prior fiscal year. For the 2007 fiscal year, of the Named Executive Officers, Messrs. Crincoli and Schillings were eligible to participate in the Short-Term Incentive Plan.

For the 2007 fiscal year, the Company paid an incentive bonus of $34,721 to Mr. Schillings in accordance with the Short-Term Incentive Plan. In determining the bonus amount, Mr. Lipsky considered the net sales and contribution margin of our Continental European operations compared with the performance measures for Continental Europe established in our Short-Term Incentive Plan.

Mr. Lipsky, Mr. Levitt, and Mr. Baile did not receive incentive bonuses for the 2007 fiscal year because of the loss incurred by the Company during the 2007 fiscal year.

Mr. Crincoli did not receive an incentive bonus because our North American operations did not achieve the performance measure established in our Short-Term Incentive Plan.

For the 2008 fiscal year, Messrs. Lipsky, Levitt and Baile are currently eligible to participate in the Senior Executive Bonus Plan. The incentive bonus pool will consist of an amount equal to 20% of the Company’s income before taxes between $1.2 million and $2.4 million plus 10% of income before taxes in excess of $2.4 million. The incentive bonus pool shall be distributed as follows: 40% of the pool shall be paid to Mr. Lipsky, President and Chief Executive Officer of the Company with the remaining 60% of the pool being shared by the other senior executive officers in amounts not to exceed 20% of the pool to any one participating senior executive officer as determined by the Compensation Committee upon the recommendation of Mr. Lipsky. No bonus is to be paid unless income before taxes is in excess of $1.2 million.

The recommendation of Mr. Lipsky for the incentive bonuses to Mr. Levitt and Mr. Baile will be based upon the overall financial performance of the Company and the individual’s performance in managing the areas for which they are responsible.

The incentive bonuses for Mr. Crincoli and Mr. Schillings will be based upon the sales and contribution margin of North American operations and Continental European operations, respectively, compared with the performance measures established in our Short-Term Incentive Plan.

Long-Term Compensation

The long-term incentive compensation utilized by us for our senior management is an equity based compensation plan designed to ensure alignment of senior management’s interests with those of our long term stockholders. The stock options have a time-based vesting schedule with a certain percentage of options vesting over a period of time established by the Compensation Committee under our 1998 Stock Option Plan, as amended and restated and 2005 Stock Option Plan, which we refer to as our stock plans. This is a substantial portion of the total compensation package for the Named Executive Officers and is an important retention tool.

Stock Plans

Under our stock plans, stock options are granted to executives and key employees of and consultants to the Company. Stock options are designed to focus the executives’ attention on long term stock values and to align the interests of executives with those of the stockholders. Stock options are granted at prices equal to the fair market value on the date of grant, are not exercisable until the first anniversary of the date of grant and do not become fully exercisable until the fourth anniversary of the date of grant. The options generally remain exercisable during employment until the tenth anniversary of the date of grant. This approach provides an incentive to executives to increase stockholder value over the long term since the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years.

In fiscal 2007, no stock option grants were made to our Named Executive Officers. The Compensation Committee, in determining not to award any stock options to Named Executive Officers in fiscal 2007, reviewed and considered the loss incurred by the Company in fiscal 2007. Any grant of stock options in fiscal 2008 will be based upon the operating results of the Company and the performance of each individual executive officer in his area of responsibility.

FAS 123R valuation of equity awards.

Effective April 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment” (SFAS 123R) using the modified prospective transition method. Accordingly, we apply the Black-Scholes valuation model in determining the fair value of stock options granted to employees, including the Named Executive Officers, which is then amortized on a straight-line basis to compensation expense over the requisite service period. We elected to adopt the modified prospective transition method as provided by SFAS 123(R). In accordance with the requirements of the modified prospective transition method, consolidated financial statements for prior year periods have not been restated to reflect the fair value method of expensing share-based compensation.

Other Benefits

Change of Control and Severance Benefits. For a discussion of change of control arrangements or severance arrangements and the triggers for payments under such arrangements, please see page 23 of this Proxy Statement under the heading “Potential Payments Upon Termination or Change of Control”.

Compensation for the Named Executive Officers

The annual base salaries of Messrs. Lipsky and Levitt and the annual compensation of Mr. Baile for the fiscal year ending March 31, 2008 remained unchanged at $381,300, $254,200 and $216,000, respectively, from amounts received for the fiscal year ended March 31, 2007. In determining not to revise the annual base salaries and annual compensation for these executives for the fiscal year ending March 31, 2008, the Compensation Committee took into account the performance of the Company, as set forth in “Short-Term Compensation” above, in fiscal 2007.

In establishing Mr. Crincoli’s annual base salary of $188,500 for the fiscal year ending March 31, 2008, the CEO and Compensation Committee took into account the performance of the Company and of the North American division, as set forth in “Short-Term Compensation” above, in fiscal 2007.

In establishing Mr. Schillings’ annual base salary of Euro 153,000 ($204,515, based on the exchange rate at April 1, 2007) for the fiscal year ending March 31, 2008, the CEO and the Compensation Committee took into account the performance of the Company and of the Continental European division, as set forth in “Short-Term Compensation” above, in fiscal 2007.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

James Meister, Chairman
James Simons
Howard Morgan

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the fiscal year ended March 31, 2007 were Howard Morgan, James Meister and James Simons. None of the members of the Compensation Committee were, during such year, an officer of the Company or any of our subsidiaries or had any relationship with us other than serving as a director. In addition, none of our executive officers served as a director or a member of the compensation committee of any other entity one of whose executive officers served as a director or on our Compensation Committee. None of the members of the Compensation Committee has any relationship required to be disclosed under this caption under the rules of the SEC.

SUMMARY COMPENSATION TABLE

The following table summarizes compensation awarded or paid to, or earned by, each of the named executive officers (Named Executive Officers) for the fiscal year ended March 31, 2007.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)		Total ($)
Barry Lipsky President and Chief Executive Officer	381,300	0	0	0	21,600	(1)	402,900
Arnold D. Levitt Senior Vice President, Chief Financial Officer and Treasurer	254,200	0	0	0	30,600	(2)	284,800
Matthew Baile(3) Vice President, Product Development	216,000	0	0	0	0		216,000
Walter Schillings Managing Director, European Operations	197,972	34,721	0	0	9,745	(4)	242,438
Michael A. Crincoli Vice President, North American Operations	186,529	0	0	0	15,896	(5)	202,425

(1)	Consists of $15,000 for a car allowance and $6,600 for Company 401(k) contributions.

(2)	Consists of $24,000 for an expense allowance and $6,600 for Company 401(k) contributions.

(3)	Mr. Baile’s compensation is comprised of a salary component (during his work days in the United States) and payment as a consultant to the Company pursuant to a Management Agreement with Centaurus Limited, a Hong Kong company of which Mr. Baile owns substantially all outstanding shares. Please see page 20 of this proxy statement below for a further description of the Management Agreement.

(4)	Consists of $6,876 for a car allowance and $2,869 for premiums on Life Insurance.

(5)	Consists of $10,000 for a car allowance and $5,896 for Company 401(k) contributions.

Employment Agreements and Arrangements

Mr. Schillings is employed as Managing Director, European Operations pursuant to an employment agreement with Franklin Electronic Publishers Deutschland GmbH, our wholly owned subsidiary. Mr. Schillings is required to devote his full working time to the affairs of Franklin Germany. The term of Mr. Schillings employment expires on February 15, 2009. Under his agreement, Mr. Schillings receives an annual base salary (currently set at Euro 153,000 ($204,515, based on the exchange rate at April 1, 2007)), is provided with a car and also receives payments of up to Euro 2,146 ($2,869 based on the exchange rate at April 1, 2007) annually for a premium on life insurance. Mr. Schillings is also entitled to participate in our Short-Term Incentive Plan based upon revenue and margin contribution of the European Operations.

Mr. Crincoli is employed as Vice President, North American Operations pursuant to a letter agreement. Under his agreement, Mr. Crincoli receives an annual base salary (currently set at $188,500) and is eligible for merit increases during our annual review process. Mr. Crincoli is eligible to participate in our Short-Term Incentive Plan based on revenue and margin contribution of the North American Operations. Mr. Crincoli also receives an auto allowance of $10,000 annually and is eligible to participate in our major medical, life insurance, dental, disability and 401(k) plans.

Mr. Matthew Baile, pursuant to the Management Agreement with Centaurus Limited, a Hong Kong company of which Mr. Baile owns substantially all outstanding shares, dated December 13, 2004, as amended, provides services as Vice President, Product Development for the Company. Mr. Baile receives a direct salary during his time in the United States and Centaurus Limited receives a monthly fee at other times for services provided by Mr. Baile. The total of salary and consulting fees equals $216,000 annually. Mr. Baile is eligible to receive a bonus under our Senior Executive Bonus Plan.

No other Named Executive Officer has an employment agreement.

GRANTS OF PLAN-BASED AWARDS

No grants of plan-based awards were made to the Named Executive Officers during the fiscal year ended March 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the value of all equity awards that were outstanding at the fiscal year ended March 31, 2007 for each of the Named Executive Officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Barry J. Lipsky	25,000	—	—	14.875	10/17/07
	15,000	—	—	11.000	04/02/08
	10,000	—	—	8.750	11/23/08
	150,000	—	—	5.750	05/05/09
	86,000	—	—	7.500	06/23/10
	30,000	—	—	2.800	06/20/11
	106,119	—	—	3.500	03/11/12
	30,000	—	—	1.200	06/26/12
	30,000	—	—	2.700	10/08/03
	37,500	—	—	3.840	10/04/14
	37,500	—	—	3.800	10/31/15
Arnold D. Levitt	50,000	—	—	4.000	07/28/09
	54,000	—	—	7.500	06/23/10
	20,000	—	—	2.800	06/20/11
	19,468	—	—	3.500	03/11/12
	20,000	—	—	1.200	06/26/12
	20,000	—	—	2.700	10/08/13
	25,000	—	—	3.840	10/04/14
	25,000	—	—	3.800	10/31/15
Matthew Baile	12,500	—	37.500	4.040	01/23/16
Walter Shillings	4,000	—	—	8.750	11/23/08
	7,500	—	—	4.000	07/28/09
	10,000	—	—	4.880	10/22/09
	5,000	—	—	7.500	06/23/10
	9,952	—	—	3.500	03/11/12
	750	—	—	1.200	06/26/12
	3,000	—	—	2.700	10/08/13
	5,000	—	—	3.840	10/04/14
	5,000	—	—	3.800	10/31/15

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Michael A. Crincoli	15,000	—	—	6.000	01/31/10
	2,000	—	—	2.800	06/20/11
	2,952	—	—	4.950	03/11/12
	3,000	—	—	1.200	06/26/12
	10,000	—	—	2.700	10/08/13
	15,000	—	—	3.840	10/04/14
	10,000	—	—	3.800	10/31/05

OPTIONS EXERCISED AND STOCK VESTED

None of the Named Executive Officers exercised any stock options and no stock awards granted to the Named Executive Officers vested during the fiscal year ended March 31, 2007.

PENSION BENEFITS

Franklin Electronic Publishers Deutschland GmbH, our wholly owned subsidiary, and Walter Schillings are party to a pension arrangement under German law. The pension arrangement is self funded by Mr. Schillings. In light of actuarial assumptions about the adequacy of the amount currently funded under the pension arrangements at age 60, we are reviewing the pension arrangement to determine if we will be required to contribute any amounts under German law.

NONQUALIFIED DEFERRED COMPENSATION

We do not provide benefits pursuant to a nonqualified deferred compensation plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Estimated benefits that would have been payable to Messrs. Lipsky and Levitt, respectively, had their employment been terminated on March 31, 2007 by the Company for any reason including “constructive termination” (other than for “cause” or by death) or following a change of control of the Company are shown below:

Name	Termination or Change of Control
Barry Lipsky Severance (1)	$953,250
Arnold Levitt Severance (1)	$222,422

(1)	Reflects severance of one-and one-half (1 1/2) months salary for each year of employment subject to a 30 month maximum. This amount would be paid as a salary continuation to the individual affected.

Estimated benefits that would have been payable to Mr. Crincoli if his employment had been terminated on March 31, 2007 by the Company without cause are shown below:

Name	Termination Without Cause
Michael Crincoli Severance (1)	$29,000

(1)	Reflects severance of the product of the weekly base salary at March 31, 2007 and the number of weeks equal to the number of full years of prior employment, plus one week.

The following table summarizes the estimated benefits that would have been payable to Mr. Schillings if his employment had been terminated on March 31, 2007 (i) by the Company without “important cause” (as defined in Mr. Schilling’s employment agreement) and other than due to a change of control of the Company, (ii) by the Company following a change of control of the Company, (iii) by the Company during the last six months of his contract period or (iv) by Mr. Schillings:

Name	Termination by the Company Without “Important Cause” and Other Than a Change of Control		Termination by the Company Following a Change of Control		Termination by the Company During the Last Six Months of Employment		Termination by Mr. Schillings
Walter Schillings Severance	$418,188	(1)	$409,032	(2)	$102,258	(3)	$102,258	(4)

(1)	Reflects severance of base salary at March 31, 2007 for the remainder of the term and the bonus amount paid to Mr. Schillings for the fiscal year ended March 31, 2007 based on the exchange rate at March 31, 2007.

(2)	Reflects severance of 24 months of Mr. Schillings’ base salary at March 31, 2007 based on the exchange rate at March 31, 2007.

(3)	Reflects severance of six months of Mr. Schillings base salary at March 31, 2007 based on the exchange rate at March 31, 2007.

(4)	Reflects severance of 50% of Mr. Schillings’ base salary at March 31, 2007 based on the exchange rate at March 31, 2007.

In addition, for each of the Named Executive Officers listed above, stock options held by such Named Executive Officer vest upon termination by the Company following a change of control. Currently, all stock options held by such Named Executive Officers are vested and therefore, a termination by the Company upon a change of control would not cause the acceleration of vesting of any stock options held by such Named Executive Officers.

Severance Policy and Change in Control Arrangement

We have instituted a severance policy for each of our employees in the United States that provides that if such employee is terminated by us without cause (cause shall include failure to report for work), he or she shall receive his or her then base salary and shall continue to be covered under his or her benefit plan for a number of weeks equal to the number of full years of prior employment, plus one week. Of our Named Executive Officers, only Mr. Crincoli is eligible to participate under our severance policy.

For Messrs. Lipksy and Levitt, a separate policy provides for severance of one-and one-half (1 1/2) months salary for each year of employment subject to a 30 month maximum and for the acceleration of the vesting of any unvested stock options in certain instances on termination of employment or in connection with certain changes in control of the Company.

Mr. Schillings employment agreement provides that if he is terminated without “important cause” (as defined therein) and other than due to a change of control of the Company, he will receive a payment equal to his then current salary for the remainder of the term and a bonus determined by business performance. If Mr. Schillings is terminated during the last six months of the contract period, he will receive a payment equal to six months salary from the last day that he works. If Mr. Schillings is terminated following a change of control of the Company, he will receive an amount equal to the greater of (i) two years of his then current salary or (ii) the current salary for the completion of term, and a bonus determined by business performance. If Mr. Schillings terminates his employment prior to the completion of the term of this agreement, he will continue his management duties and responsibilities for at least six months following his termination. The employment agreement also provides that Mr. Schillings shall not perform for a period of one year after the termination of the agreement any services for any firm or company carrying on the business in electronic publishing within Germany or other country in the European Community, in which Franklin Germany operates as of the date of termination which is or is likely to be in competition with any business carried on or proposed to be carried on at the date of such determination by Franklin Germany or any other related company. Mr. Schillings cannot carry on business with such competitors on his own or on the behalf of any other person and cannot acquire any shares in such companies that carry on business in competition with Franklin Germany. For such one year period, Mr. Schillings shall be paid 50% of his last monthly paid salary. Mr. Schillings’ employment agreement expires on February 14, 2009.

DIRECTOR COMPENSATION

The following table summarizes the compensation we paid to our directors who are not employees during the fiscal year ended March 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	Total ($)
Edward H. Cohen	12,500	13,428	25,928
Leonard M. Lodish	10,000	13,428	23,428
James Meister	15,000	13,428	28,428
Howard L. Morgan	15,000	13,428	28,428
Jerry R. Schubel	10,000	13,428	23,428
James H. Simons	0	13,428	13,428
William H. Turner	10,000	13,428	23,428

(1)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123R. Each non employee director in the table above received options to purchase 14,285 shares of Common Stock on January 3, 2007 at an exercise price of $2.10 per share.

The total number of stock options held by our directors is as follows: Mr. Cohen, 110,387 options, Dr. Lodish, 109,057 options, Mr. Meister, 100,432 options, Dr. Morgan, 127,807 options, Dr. Schubel, 110,387 options, Dr. Simons, 110,387 options, Mr. Turner, 105,371 options and Mr. Lipsky, 557,119 options.

Compensation of Directors

Each director who is not our employee or an employee of any of our subsidiaries receives, for his services as a director of the Company, a non-discretionary annual grant of options to purchase the number of shares of Common Stock equal to the greater of (x) 3,000 or (y) the number derived by dividing $30,000 by the fair market value of a share of Common Stock on the date of grant. For the fiscal year ended March 31, 2007, in addition to the stock options described above, each non-employee director, other than Dr. Simons, received an annual fee of $10,000 for serving on the Board of Directors. Members of the Audit and Compensation Committees, other than Dr. Simons, received an additional fee of $2,500 for each committee on which they serve.

PERFORMANCE GRAPH

The following performance graph is a line graph comparing the yearly change in the cumulative total shareholder return on the Common Stock against the cumulative return of the Russell 3000 companies, and a line of business, or peer group, index comprised of the Russell 3000 Publishing companies for the five fiscal years ended March 31, 2007.

Value of $100.00 Invested over five years:

Franklin Electronic Publishers, Incorporated	$114.87
Russell 3000 Companies	$141.78
Peer Group	$153.70

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Radin, Glass & Co., LLP as the Company’s independent registered accounting firm to audit and report upon the consolidated financial statements of the Company for the fiscal year ending March 31, 2008. Although shareholder ratification of the Board’s action in this respect is not required, the Board considers it desirable for shareholders to pass upon the selection of auditors and, if the shareholders disapprove of the selection, intends to reconsider the selection of auditors for the fiscal year ending March 31, 2008.

It is expected that representatives of Radin, Glass & Co., LLP will be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

Principal Accountant Fees And Services

Audit Fees. The aggregate fees billed or to be billed by Radin, Glass & Co., LLP for each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements were $165,703 for the fiscal year ended March 31, 2007 and $160,901 for the fiscal year ended March 31, 2006.

Audit-Related Fees. The aggregate fees billed by Radin, Glass & Co., LLP for each of the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements were $18,953 for the fiscal year ended March 31, 2007 and $18,180 for the fiscal year ended March 31, 2006. The nature of the services performed for these fees was primarily in connection with the audit of the Company’s 401(k) plan and audit consulting in connection with Section 404 internal controls matters under the Sarbanes-Oxley Act of 2002.

Tax Fees. The aggregate fees billed by Radin, Glass & Co., LLP in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning were $40,385 for the fiscal year ended March 31, 2007 and $36,666 for the fiscal year ended March 31, 2006. The nature of the services performed for these fees was primarily for preparation of tax returns.

All Other Fees. The aggregate fees billed by Radin, Glass & Co., LLP in each of the last two fiscal years for products and services other than those reported in the three prior categories were $17,690 for the fiscal year ended March 31, 2007 and $13,903 for the fiscal year ended March 31, 2006. The nature of the services performed for these fees was primarily in connection with potential acquisitions in 2007 and international issues in 2006.

Policy on Pre-Approval of Services Provided by Radin, Glass & Co., LLP

The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. The Audit Committee may delegate, subject to any rules or limitations it may deem appropriate, to one or more designated members of the Audit Committee the authority to grant such pre-approvals; provided, however, that the decisions of any member to whom authority is so delegated to pre-approve an activity shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has delegated such pre-approval authority to Edward H. Cohen, Chair of the Audit Committee. The Audit Committee pre-approved all audit and permitted non-audit services that were provided on account of the fiscal year ended March 31, 2007.

The Board of Directors recommends a vote FOR ratification of the appointment of Radin, Glass & Co., LLP as the Company’s independent registered public accounting firm. Proxies received in response to this solicitation will be voted FOR the appointment of Radin, Glass & Co., LLP as the Company’s independent registered public accounting firm unless otherwise specified in the proxy.

MISCELLANEOUS

Any proposal of an eligible shareholder intended to be presented at the next annual meeting of shareholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting no later than March 31, 2008. The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the next annual meeting of shareholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by the Company on or prior to June 13, 2008 and certain other conditions of the applicable rules of the SEC are satisfied. Shareholder proposals should be directed to the Secretary of the Company at the address set forth below.

The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to shareholders in connection with this solicitation. The Company may use the services of Regan & Associates in soliciting proxies and, in such event, the Company expects to pay approximately $5,500, plus out-of-pocket expenses, for such services. Solicitation may be made by mail, telephone, telegraph and personal interview. The Company may reimburse persons holding shares in their names or in the names of nominees for their expense in sending proxies and proxy material to their principals.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2007, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC ARE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO ARNOLD D. LEVITT, SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY, FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED, ONE FRANKLIN PLAZA, BURLINGTON, NEW JERSEY, 08016. Copies of the 2007 Annual Report on Form 10-K are being mailed to shareholders simultaneously with this Proxy Statement.

The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Shareholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING WHITE FORM OF PROXY IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors,

ARNOLD D. LEVITT
Secretary

One Franklin Plaza

Burlington, New Jersey 08016-4907

July 27, 2007

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS						For	With-hold	Except
AUGUST 29, 2007				1.	ELECTION OF DIRECTORS	☐	☐	☐

This Proxy is Solicited On Behalf of the Board of Directors					Edward H. Cohen, Barry J. Lipsky, Leonard M. Lodish, James Meister, Howard L. Morgan, Jerry R. Schubel, James H. Simons and William H. Turner.

The undersigned hereby appoints BARRY J. LIPSKY and ARNOLD D. LEVITT, or either of them, attorneys and proxies, with power of substitution and revocation, to vote, as designated below, all shares of stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders (including all adjournments thereof) of FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED to be held on Wednesday, August 29, 2007 at 10:00 A.M. (local time) at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022.

The Board of Directors recommends a vote FOR proposals 1 and 2.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
						For	Against	Abstain
				2.	RATIFICATION of the appointment of Radin, Glass & Co., LLP, as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2008.	☐	☐	☐

The proxy is authorized to transact such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR items 1 and 2 and in the discretion of said proxy on any other matter which may come before the meeting or any adjournments thereof.

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.
Please be sure to sign and date this Proxy in the box below.			Date

	Shareholder sign above	Co-holder (if any) sign above

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é Detach above card, sign, date and mail in postage paid envelope provided. é

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED
PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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